                                                                                                             EXHIBIT 12

                                         WISCONSIN POWER AND LIGHT COMPANY
                                        RATIO OF EARNINGS TO FIXED CHARGES
                                                                                                                    Twelve Months
                                                                                                                        Ended
                                                                    Years Ended December 31,                        September 30,
                                                -----------------------------------------------------------------
                                                  1994       1995       1996       1997       1998       1999            1999
                                                ---------- ---------- ---------- ---------- ---------- ----------  ----------------
                                                                               (Dollars in thousands)
Net income                                       $ 71,495   $ 78,652   $ 82,485   $ 71,234   $ 35,574   $ 70,803         $  53,962
Income taxes                                       44,727     45,606     53,808     41,839     24,670     45,758            34,380
                                                ---------- ---------- ---------- ---------- ---------- ----------  ----------------
Net income before income taxes                    116,222    124,258    136,293    113,073     60,244    116,588            88,342
                                                ---------- ---------- ---------- ---------- ---------- ----------  ----------------

Interest expense                                   31,148     33,821     31,472     32,607     36,584     40,992            40,288
Estimated interest component of rent expense        3,247      3,474      3,160      3,524      3,202      2,858             2,725
                                                ---------- ---------- ---------- ---------- ---------- ----------  ----------------
Fixed charges as defined                           34,395     37,295     34,632     36,131     39,786     43,850            43,013
                                                                                                                   ----------------

Earnings as defined                              $150,617   $161,553   $170,925   $149,204   $100,030   $160,438         $ 131,355
                                                ========== ========== ========== ========== ========== ==========  ================

Ratio of Earnings to Fixed Charges (Unaudited)       4.38       4.33       4.94       4.13       2.51       3.66              3.05
                                                ========== ========== ========== ========== ========== ==========  ================